Exhibit 10.5

November 8, 2006

Brian Stewart
4354 Mariota Ave.
Toluca Lake, CA  91602

Re: Amendment to Employment Agreement

Dear Mr. Stewart:

This will confirm our agreement to amend your employment agreement with Crown Media Holdings, Inc., dated July 24, 2006 (the “Agreement”), as follows:

1.  Your title and job responsibilities, described in Paragraph 1(a) of the Agreement, are changed to that of Executive Vice President, Finance, and Chief Financial Officer of Crown Media Holdings, Inc.

2.  Paragraph 3(a) of the Agreement is amended to provide for payment to you of an annual salary of $350,000 during the remainder of the Term, subject to adjustment, in the sole discretion of Crown Media Holdings, Inc. on November 8, 2007.

Except as amended herein, all other terms of the Agreement will remain in full force and effect.

Very truly yours,
Crown Media Holdings, Inc.

	By:	/s/ Charles L. Stanford

Executive Vice President, General Counsel
Title
Accepted and Agreed to

/s/ Brian Stewart
Brian Stewart